Sara Lee Corporation
Three First National Plaza
Chicago, IL 60602-4260
                                                           News
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Release Date
FOR IMMEDIATE RELEASE

Contact
Media:   Julie Ketay, 312.558.8727 (Sara Lee Corporation)
   Matt Hall, 314.259.7223 (Sara Lee Bakery Group)

Analysts:   Janet Bergman, 312.558.8651 (Sara Lee Corporation)
   Molly Salky 314.259.7018 (Sara Lee Bakery Group)

SARA LEE CORPORATION COMPLETES ACQUISITION OF EARTHGRAINS,
BECOMES SECOND-LARGEST FRESH BREAD COMPANY

Sara Lee Bakery Group now generates sales exceeding $3.4 billion, poised for strong growth

CHICAGO (August 14, 2001) - Sara Lee Corporation announced today that it has completed its acquisition of The Earthgrains Company, the number-two player in the fresh bread category. The combined bakery operations of Sara Lee and Earthgrains, which will now be named the Sara Lee Bakery Group, together generate approximately $3.4 billion in annual sales.

"This is a historic day for Sara Lee Corporation as we transform the size and the scale of our bakery operations and create a long-term growth platform for this core business," said C. Steven McMillan, president and chief executive officer of Sara Lee Corporation. "With the addition of Earthgrains to the Sara Lee portfolio, we immediately quadruple our annual bakery sales and, equally as important, we acquire a premier direct-store distribution system that will help drive the extension of the Sara Lee brand franchise."

The acquisition of Earthgrains is consistent with Sara Lee's reshaping program under which the company continues to build leadership positions in three highly focused business segments:
Food and Beverage, Intimates and Underwear, and Household
Products.

Sara Lee Completes Acquisition
of Earthgrains - Page 2

Sara Lee purchased approximately 44 million shares, representing nearly 94%, of Earthgrains' outstanding common stock, in a tender offer. Earthgrains will be merged with a wholly owned subsidiary of Sara Lee and, as a result of the merger, all remaining stockholders of Earthgrains will receive the $40.25 per share in cash, without interest, that was paid in the tender offer, other than stockholders who properly exercise dissenters' rights under state law.

Sara Lee Bakery Group, which operates bakery businesses in the United States, Europe and Australia, is a division of Sara Lee Corporation. Sara Lee Bakery Group competes in the fresh, refrigerated and frozen bakery segments. Major company-owned brands include Sara Lee, Earth Grains, IronKids, Colonial and Rainbo in the United States, and Bimbo and CroustiPate in Europe.

Sara Lee Corporation is a global branded consumer packaged goods company with approximately $17.7 billion in annual revenues. Its leading brands include Sara Lee, Douwe Egberts, Hillshire Farm,
Kiwi, Hanes and Playtex.


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